NATIONSBANK SHAREHOLDERS APPROVE BARNETT MERGER

FOR IMMEDIATE RELEASE

December 19, 1997--NationsBank Corporation shareholders today approved the issuance of up to 265 million shares of NationsBank stock to Barnett Banks, Inc. shareholders in the proposed merger of the two companies. NationsBank shareholders also approved an amendment and restatement of the company's key employee stock plan.

The vote was taken at a special meeting of NationsBank shareholders in Charlotte, N.C. At a special meeting of Barnett shareholders today in Jacksonville, Fla., Barnett shareholders approved the merger.

"The merger with Barnett is extremely important for NationsBank," said Hugh L. McColl Jr., NationsBank chief executive officer. "The combination of our companies creates the premier bank in Florida, capable of meeting the financial needs of the most attractive growth market in the U.S. Barnett also provides us with an unmatched opportunity to enhance our leadership position with individuals and small businesses."

Charles E. Rice will become chairman of NationsBank Corporation following the retirement of current Chairman Andy Craig at the 1998 annual meeting. McColl will remain chief executive officer of NationsBank Corporation.

The merger has received the required regulatory approvals and is expected to close in early January.

On August 29, 1997, NationsBank Corporation and Barnett Banks, Inc., announced a definitive agreement for NationsBank to merge the two companies. The combined company will be the largest banking franchise in Florida, serving more than 3.9 million households.

NationsBank Corporation is the country's fifth-largest banking company with full-service banking offices in 16 states and the District of Columbia. Assets as of September 30, 1997 were $242 billion.